EXHIBIT 10.23

SETTLEMENT AGREEMENT AND
FULL AND FINAL RELEASE OF CLAIMS

This Settlement Agreement and Full and Final Release of Claims (“Agreement”) is made and entered into between Henry S. Bishop (“Mr. Bishop”) and First Georgia Bank, a commercial bank chartered by the State of Georgia (“the Bank”).

1.            SEVERANCE.  Mr. Bishop and the Bank have agreed to end their employment relationship pursuant to that certain Change in Control Agreement dated November 18, 2002 (“Change in Control Agreement”) attached hereto as Exhibit “A,” effective at the time that the acquisition of the Bank by United Community Banks, Inc. is consummated.  Mr. Bishop and the Bank recognize that Mr. Bishop would have received significant retirement and other benefits from the Bank and that the sale of the Bank to United Community Banks, Inc. will prevent these benefits from being realized.  Mr. Bishop acknowledges that the release in Paragraph 4 below releases the Bank from any obligation that it may have to provide retirement benefits and any other benefits to Mr. Bishop, with the exception of the Severance Benefits in the Change in Control Agreement, and that the consideration in Paragraph 2 is designed, in part, to compensate Mr. Bishop for the loss of those benefits that will not be realized as the result of the sale of the Bank.

2.            CONSIDERATION.  In consideration for, and as a material inducement to enter into this Agreement, the Bank will provide Mr. Bishop with the following:

(a)	A lump sum payment of Seven Hundred Thousand Dollars ($700,000.00), gross, as soon as administratively feasible after the date the Agreement becomes final and binding pursuant to Paragraph Fifteen (15) below.
(b)	Mr. Bishop acknowledges and agrees that the payment described in Paragraph 2 (a) is in addition to the payments promised to Mr. Bishop in the Change in Control Agreement and the Non-Competition, Non-Solicitation and Confidentiality Agreement (which provides that Mr. Bishop has an obligation not to compete with United Community Banks, Inc. for a three-year period).

3.            FULL AND FINAL RELEASE.  In consideration of the payments being provided to him, Mr. Bishop, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Bank, all subsidiary and/or affiliated companies, as well as its and their successors (including, but not limited to, United Community Banks, Inc.), assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to herein as “the Bank”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the Effective Date of this Agreement.   Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Mr. Bishop’s employment or otherwise, including, but not limited to any and all claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, Executive Order 11246;

Executive Order 11141, Section 503 of the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, or any other unlawful behavior, the existence of which is specifically denied by the Bank.  Nothing in this Agreement and Release, however, is intended to waive Mr. Bishop’s entitlement to vested benefits under any pension or 401(k) plan or other benefit plan provided by the Bank.

4.            NO OTHER CLAIMS.  Mr. Bishop represents that he has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges or lawsuits against the Bank with any governmental agency or any court, and that he will not file, nor assign to others the right to file, or make any further claims against the Bank at any time hereafter for actions taken up to and including the date Mr. Bishop executes this Agreement.

5.            PROPRIETARY INFORMATION.  Also in exchange for the consideration provided above, Mr. Bishop acknowledges that in his position with the Bank, he may have obtained confidential business and proprietary information regarding the Bank and otherwise.  He agrees that he will not make any such information known to any member of the public.   In addition, Mr. Bishop represents that he has returned to the Bank all confidential and proprietary information and all Bank property, as well as all copies or excerpts thereof and any other property, files or documents obtained as a result of his employment with the Bank, except those items the Bank specifically agrees in writing to permit Mr. Bishop to retain.  This paragraph is not intended, however, to preclude Mr. Bishop from testifying truthfully in any court of law or before an administrative agency, although Mr. Bishop agrees that he will testify as to the Bank matters only if served with a lawfully executed subpoena.  Nothing in this Agreement, including Paragraph Thirteen (13), is intended to modify the Change in Control Agreement.

6.            NON-DISPARAGEMENT.  Mr. Bishop also agrees that he will not make statements to clients, customers and suppliers of the Bank or to other members of the public that are in any way disparaging or negative towards the Bank, the Bank’s products or services, or Bank’s representatives (including the Board) or employees.

7.            NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT.  This Agreement shall not be construed as an admission by the Bank of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

8.            TERMINATION OF EMPLOYMENT; NO REEMPLOYMENT.  Except as set forth above, Mr. Bishop and the Bank agree as a matter of intent that this Agreement terminates all aspects of the relationship between them for all time.  Mr. Bishop therefore acknowledges that he does not and will not seek reinstatement, future employment, or return to active employee status with the Bank or any subsidiary or affiliated companies.  Mr. Bishop further acknowledges that neither the Bank nor any subsidiary or affiliated company shall be under any obligation whatsoever to consider him for reinstatement, employment, re-employment, consulting or other similar status at any time.  The parties acknowledge that Mr. Bishop will continue to serve as an Advisory Director of United Community Bank, Inc.

9.            CONFIDENTIALITY.  The nature and terms of this Agreement are strictly confidential and have not been and shall not be disclosed by Mr. Bishop at any time to any person other than his lawyer, his accountant, or his immediate family without the prior written consent of an officer of the Bank, except as necessary in the Registration Statement filed by United Community Banks, Inc. with the Securities and Exchange Commission, any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or pursuant to court order after reasonable notice to the Bank.

10.            GOVERNING LAW.  This Agreement shall be interpreted under the laws of the State of Georgia.

11.            SEVERABILITY.  The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the remainder of the Agreement will continue to be valid and effective.

12.            SOLE AND ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement between the parties with the exception of Exhibit “A” attached hereto.  Additionally, any prior agreements between or directly involving the parties to the Agreement are superseded by the terms of this Agreement and thus are rendered null and void, with the exception of Exhibit “A” attached hereto.

13.            NO OTHER PROMISES.  Mr. Bishop affirms that the only consideration for him signing this Agreement is that set forth in Paragraph Two (2), that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

14.            ADVICE OF COUNSEL; TWENTY-ONE DAYS TO CONSIDER; SEVEN DAYS TO REVOKE.  Mr. Bishop acknowledges that he has been advised by the Bank to consult with an attorney in regard to this matter.  He further acknowledges that he has been given twenty-one (21) days from the time that he receives this Agreement to consider whether to sign it.  If Mr. Bishop has signed this Agreement before the end of this twenty-one (21) day period, it is because he freely chose to do so after carefully considering its terms.  Finally, Mr. Bishop shall have seven (7) days from the date he signs this Agreement to change his mind and revoke the Agreement.  If Mr. Bishop does not revoke this Agreement within seven days of his signing, this Agreement will become final and binding on the day following such seven-day period (“the Effective Date”).

15.            LEGALLY BINDING AGREEMENT.  Mr. Bishop understands and acknowledges (1) that this is a legally binding release; (2) that by signing this Agreement, he is hereafter barred from instituting claims against the Bank in the manner and to the extent set forth in Paragraph Four (4) and Paragraph Five (5) above; and (3) that this Agreement is final and binding.

Date:    February 20, 2003                                 /s/ Henry S. Bishop
                                                                        Henry S. Bishop

                                                                        First Georgia Bank

Date:    February 20, 2003                              By:    /s/ G. F.Coolidge III
                                                                        Full Name:  G. F. Coolidge III
                                                                        Title:  Chief Financial Officer